UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material Pursuant to § 240.14a-12

Streamline Health Solutions, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Filed by Streamline Health Solutions, Inc.

Pursuant to Rule 14a-12

Under the Securities Exchange Act of 1934

Subject Company: Streamline Health Solutions, Inc.

Commission File No.: 0-28132

The following communication was sent to Streamline Health Solutions, Inc. employees on May 29, 2025:

Subject: Streamline + MDaudit: A New Chapter in Our Journey

Hi All,

I’m excited to share that Streamline has signed a definitive agreement to become part of MDaudit. Upon closing, we believe this combination will allow us to continue advancing the impact of eValuator and RevID, while expanding our role across the revenue cycle with a partner who shares our vision.

Complementary Organizations

MDaudit focuses on billing, compliance, and revenue integrity through a suite of 10 core modules. They serve more than 700,000 providers across 2,500+ facilities, representing over $225B in Net Patient Revenue (NPR)—including 75 of the top 100 hospitals with $1B+ in NPR.

Our organizations are a strong fit. Both were founded by consulting teams who built software to scale their insights across the industry. We also share a belief that revenue cycle transformation remains a human-led process—and that Client Success is essential to making technology work at scale.

We serve many of the same health systems, but we focus on different problems and teams. By combining our solutions with MDaudit’s platform, we believe we’ll be better equipped to deliver cross-functional value—driving new insights, more executive alignment, and greater operational efficiency for the health systems. Together, we’ll support healthcare organizations across 40+ states with a combined $300B+ in NPR.

Now, let me tell you why I’m truly excited.

MDaudit has a strong track record of using AI and benchmarking to turn existing data into enterprise-wide value—empowering revenue leaders with the foresight needed to act proactively.

Streamline multiplies that foresight. eValuator’s pre-bill integration and workflow will allow health systems to capitalize on MDaudit’s risk signals and huge volumes of historical claims and payment data. Similarly, RevID will expand the data points available for analysis and action within revenue integrity.

Both organizations know that having a strong Client Success function is critical to helping our clients leverage the powerful technology we provide. By combining our capabilities, we will have better actionable insights and outcomes. Together, we’re not just reacting to revenue leakage, we’re predicting it, preventing it, and empowering our clients to manage the future with confidence.

What’s Next

This is the first step in a longer process. We expect the transaction to close in the second half of 2025, pending shareholder approval and other customary closing conditions. Until then, we will operate independently.

There are no expected changes to reporting structures, 2025 OKRs, sales targets, go-live timelines, or our commitment to clients.

We’ve included an FAQ that outlines how to talk about this news and the benefits of partnering with MDaudit. If you have questions, reach out to your manager, Wendy, or me directly. We’ll also walk through this together at today’s 10:00am ET All Hands meeting.

Finally, I want to acknowledge the change we’ve weathered as a team over the past two years. You’ve built something powerful—solutions that truly matter to health systems working to financially survive. I’m incredibly proud of what we’ve created, and I’m even more grateful to have found a partner that shares our mission and values.

Thanks,
Ben

Frequently Asked Questions

Streamline Health + MDaudit Merger Announcement

1.	What was announced today?

●	Streamline has entered into a definitive agreement to become part of MDaudit.

2.	Who is MDaudit?

●	MDaudit has been in the billing compliance space for 25+ years, and in the last six years has focused purely on SaaS solutions.

●	Today MDaudit has 10 core modules across billing and coding compliance and revenue integrity.

●	MDaudit serves more than 700K+ providers across 2500+ facilities with an Aggregate Net Patient Revenue of $225B+ in the U.S (75 of the top 100 with 1B+ in NPR)

3.	Why is this the right move for Streamline?

●	MDaudit and Streamline share the same strategic vision to improve financial sustainability for healthcare organizations that will enable them to expand patient care and access

●

We have built two very good solutions, and through our client success model have been able to deliver substantial value to our clients. We are extremely proud of what we have built, and happy we found a partner that will allow us to continue that work.

●

We believe by combining the Streamline solutions into MDaudit, we will be able to better serve providers on a system wide basis through lateral data insights, executive touch points, and efficient hospital operations.

4.	What will happen to RevID and eValuator?

●

Both companies offer complementary solutions throughout the billing compliance, coding, and revenue integrity functions; MDaudit plans to plug and grow eValuator and RevID solutions as part of their existing Revenue Integrity suite of solutions.

●	Both companies were born out of consulting businesses that built software solutions to scale their impact across the health system landscape

●	Both companies emphasize Client Success as the north star to making powerful technology work for a human driven revenue cycle

5.	What does this mean for our clients?

●	We believe clients will be excited about what a combined organization can do to better serve them.

●	Streamline and MDaudit work with similar types of health systems, while at the same time we work with different teams within those health systems.

●

We believe by combining the Streamline solutions into MDaudit, we will be able to better serve providers on a system wide basis through lateral data insights, executive touch points, and operational efficiencies. MDaudit serves more than 700K+ providers across 2500+ facilities with an Aggregate Net Patient Revenue of $225B+ in the U.S (75 of the top 100 with 1B+ in NPR).

●	The combined entity will support healthcare organizations across 40+ states in the U.S with an Aggregate Net Patient Revenue of $300B+.

6.	When is the transaction expected to close?

●	We expect the transaction to close during the third quarter of 2025, subject to customary closing conditions, including approval by Streamline’s shareholders.

7.	Will there be any changes to my job?

●	For now, nothing is changing, and you should not expect any near-term changes to our business priorities or your roles and responsibilities.

●

Until the transaction closes, we remain two separate organizations. We are going to pursue our OKRs, sales targets, go-lives, and product sprints with the same excitement and commitment we always have.

8.	What will happen to the Streamline name and brand?

●

It’s important to keep in mind that this announcement is just the first step in a process that will take time to complete. There are still many things to be determined about how the two companies will come together.

●	While we don’t yet have all the answers, we are committed to being transparent and keeping you informed as we have updates to share.

9.	What are our strategy plans going forward? Does this mean our strategies will change?

●	Nothing is changing today, and you should not expect any near-term changes to our business priorities or your roles and responsibilities.

●

The 2025 annual priorities created in January, along with the OKRs that were updated and created in May, remain the most important things to execute on to continue to deliver value to our clients and build our solutions.

10.	Will there be layoffs in connection with this transaction?

●	MDaudit is excited to welcome our talented team, while honoring and amplifying our passion and expertise for our business.

11.	Will there be any changes to salaries, benefits or compensation as a result of the transaction? How will this affect my 401(k) plan?

●	Until the transaction closes, we will continue to operate under our current compensation and benefit programs.

●	To the extent any changes are made after the transaction closes, those will be communicated as those decisions are made.

12.	Will there be changes to reporting relationships as a result of the transaction? If so, do you know how teams will be reorganized and staffed?

●	Until the completion of the transaction, roles, reporting relationships and responsibilities remain unchanged.

●	To the extent there are any changes after the transaction closes, we will communicate with you as those decisions are made.

13.	What can I do to prepare for integration ahead of time?

●	We are going to pursue our OKRs, sales targets, go-lives, and product sprints with the same excitement and commitment we always have.

14.	Will there be any change to our internal tools and processes?

●	It’s important to keep in mind that this announcement is just the first step in a process that will take time to complete.

●	Nothing is changing today, and you should not expect any near-term changes to our internal tools or processes.

15.	What should I do if an MDAudit employee contacts me with questions or requests for information? Can I contact employees from MDaudit?

●	Until the closing of the transaction, we will continue to operate as two separate entities.

●	As such, no confidential information may be shared at this time.

All information shared with MDaudit should come at the discretion of Streamline’s management team.

16.	Will my email address / phone number / contact information change?

●	Until the transaction closes, it is business as usual at Streamline and your contact information will remain the same.

17.	What will happen to the Streamline stock that I own

●	Upon completion of the transaction, your shares will be cashed out at a price of $5.34 per share. You will receive information at a later date about exchanging your shares for cash.

●

This transaction is a “change in control” event. As a result, at closing any restricted share awards you have been granted but that have not otherwise vested by the time the transaction is completed will vest as of immediately prior to the transaction and be settled in cash at the above share price.

18.	What should I tell brand partners, vendors, suppliers and/or clients if asked about the transaction?

●	You can let them know that we are excited about this transaction and the stronger platform it will create for our partners, allowing us to better serve our clients.

●	We are still Streamline today, and expect our commitment to our client’s success to persist before and after the closing of a transaction

19.	What do I do if a vendor or client has questions about their contract?

●	You can let them know that, for now, it is business as usual and there are no changes to their contracts or how we work with them.

●	If they have further questions about their contract, please direct them to Andrew Brodnik (clients) or BJ Reeves (vendors) as you normally would.

20.	What do I do if I am contacted by the investors, industry publications or other media?

●	Consistent with our company policy, please direct any media, investor or analyst inquiries to Jacob Goldberger.

21.	When will we receive updates? What if I have additional questions?

●	We are committed to being transparent and keeping you informed as we have updates to share.

●	For questions and concerns, your manager is your first stop. You can also reach out to Ben or Wendy with questions, as we know transitions raise questions and we are here to support.

Forward-looking Statements

This communication contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements include, without limitation, projections, predictions, expectations, or beliefs about future events or results and all other statements that are not statements of historical fact. Such statements may include statements regarding the closing of the proposed merger and the expected timing thereof, the expected value provided to stockholders as a result of the proposed merger, the management of the Company upon closing of the proposed merger, and the Company’s operating and strategic plans upon closing of the proposed merger. Such forward-looking statements are based on various assumptions as of the time they are made, all of which are subject to change, and are inherently subject to known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Forward-looking statements are often accompanied by words that convey projected future events or outcomes such as “expect,” “believe,” “estimate,” “plan,” “project,” “anticipate,” “intend,” “will,” “may,” “view,” “opportunity,” “potential,” “aim,” “could,” “would,” “seek,” “might,” “considered,” “continue,” “target” or words of similar meaning or the negatives of these words or other statements concerning opinions or judgments of the Company or its management about future events or outcomes or that otherwise convey uncertainty about future events or outcomes. By their nature, forward-looking statements address matters that involve risks and uncertainties because they relate to events and depend upon future circumstances that may or may not occur, such as the closing of the merger and the anticipated benefits thereof. There can be no assurance that actual results, performance, or achievements of the Company will not differ materially from any projected future results, performance or achievements expressed or implied by such forward-looking statements or any related oral statements. Actual future results, performance or achievements may differ materially from historical results or those anticipated depending on a variety of factors, some of which are beyond the control of the Company, including, but not limited to, (i) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; (ii) the inability to close the proposed merger due to the failure to obtain stockholder approval for the proposed merger or the failure to satisfy other conditions to closing of the proposed merger; (iii) risks related to disruption of management’s attention from the Company’s ongoing business operations due to the proposed merger; (iv) unexpected costs, charges or expenses resulting from the proposed merger; (v) the Company’s ability to retain and hire key personnel; (vi) certain restrictions during the pendency of the proposed merger that may impact the company’s ability to pursue certain business opportunities or strategic transactions; (vii) the ability of the buyer to obtain necessary financing arrangements, if any; (viii) potential litigation relating to the proposed merger that could be instituted against the parties to the merger agreement or their respective directors, managers or officers, including the effects of any outcomes related thereto; (ix) the effect of the announcement of the proposed merger on the Company’s relationships with its customers, operating results and business generally; (x) continued availability of capital and financing and rating agency actions; (xi) legislative, regulatory and economic developments affecting the Company’s business; (xii) general economic and market developments and conditions; (xiii) unpredictability and severity of catastrophic events, including, but not limited to, acts of terrorism, pandemics, outbreaks of war or hostilities, as well as the Company’s response to any of the aforementioned factors; (xiv) significant transaction costs associated with the merger; (xv) the possibility that the merger may be more expensive to complete than anticipated, including as a result of unexpected factors or events; and (xvi) the risk that the proposed merger will not be consummated in a timely manner, if at all. Additional risk factors that could cause actual results to differ materially from expectations include, but are not limited to, the risks identified by the Company in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s Form 10-K for the fiscal year ended January 31, 2025, and comparable sections of the Company’s Quarterly Reports on Form 10-Q and other filings, which have been filed with the SEC and are available on the SEC’s website at www.sec.gov. While the list of factors presented here and in such filings with the SEC is considered representative, no such list should be considered a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. All of the forward-looking statements made in this communication are expressly qualified by the cautionary statements contained or referred to herein. The actual results or developments anticipated may not be realized or, even if substantially realized, they may not have the expected consequences to or effects on the Company or its business or operations. Consequences of material differences in results as compared with those anticipated in the forward-looking statements could include, among other things, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material impact on the Company’s financial condition, results of operations, credit rating or liquidity. Readers are cautioned not to rely on the forward-looking statements contained in this communication. Forward-looking statements and any related oral statements speak only as of the date they are made, and the Company does not undertake any obligation to update, revise or clarify these forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

Additional Information and Where to Find It

This communication is not intended to and does not constitute an offer to sell or the solicitation of an offer to subscribe for or buy or an invitation to purchase or subscribe for any securities or the solicitation of any vote or approval in any jurisdiction, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law. In connection with the proposed merger, the Company intends to file relevant materials with the Securities and Exchange Commission (the “SEC”), including a proxy statement on Schedule 14A, the definitive version of which will be sent or provided to the Company’s stockholders. This communication is not a substitute for the proxy statement or any other document that the Company may file with the SEC or send to its stockholders in connection with the proposed merger. STOCKHOLDERS OF THE COMPANY ARE ADVISED TO READ THE PROXY STATEMENT AND ANY OTHER DOCUMENTS FILED BY THE COMPANY WITH THE SEC IN CONNECTION WITH THE PROPOSED MERGER BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER AND THE BUSINESS TO BE CONDUCTED AT THE SPECIAL MEETING. All such documents, when filed, may be obtained free of charge at the SEC’s website (http://www.sec.gov). These documents, once available, and the Company’s other filings with the SEC also will be available free of charge on the Company’s website at www.streamlinehealth.net.

Participants in the Solicitation

The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the Company’s stockholders with respect to the proposed merger. Information about the Company’s directors and executive officers and their ownership of the Company’s common stock is set forth in the Company’s proxy statement on Schedule 14A filed with the SEC on August 19, 2024, and the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2025, filed with the SEC on May 2, 2025, as amended. To the extent that such individual’s holdings of the Company’s common stock have changed since the amounts printed in the Company’s proxy statement, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. Other information regarding the identity of the potential participants, and their direct or indirect interests in the proposed merger, by security holdings or otherwise, will be set forth in the proxy statement and other materials to be filed with the SEC in connection with the proposed merger. Free copies of these materials may be obtained as described in the preceding paragraph.